                                        ELIZABETHTOWN WATER COMPANY AND SUBSIDIARIES       Exhibit 12
                                      Computation of Ratio of Earnings to Fixed Charges
                                                      and Preferred Dividends
                                                    (In Thousands Except Ratios)

                                          Three Months Ended  Nine Months Ended  Twelve Months Ended
                                            September 30,        September 30,        September 30,
                                            1997     1996      1997       1996      1997       1996
EARNINGS:

Income before preferred stock dividends  $   7,982 $  4,911 $   16,729 $  12,870 $  20,614 $   16,446
Federal income taxes                         4,253    2,603      8,873     6,795    10,900      8,692
Interest charges                             4,003    3,058     12,518     8,853    16,469     11,642
                                         -------------------------------------------------------------
 Earnings available to cover fixed charges  16,238   10,572     38,120    28,518    47,983     36,780
                                         -------------------------------------------------------------


FIXED CHARGES AND PREFERRED DIVIDENDS:

Interest on long-term debt                   3,671    3,252     10,318     9,759    13,570     12,570
Preferred dividend requirement (1)             311      311        932       931     1,243      1,243
Other interest                                 293      753      2,060     1,714     2,986      2,368
Amortization of debt discount - net             89       88        267       264       365        345
                                         -------------------------------------------------------------
Total fixed charges                          4,364    4,404     13,577    12,668    18,164     16,526
                                         -------------------------------------------------------------
Ratio of Earnings to Fixed Charges
 and Preferred Dividends                         3.72     2.40       2.81      2.25      2.64       2.23
                                         =============================================================


(1) Preferred Dividend Requirement:

Preferred dividends                            203      203        609       609       813        813
Effective tax rate                           34.76%   34.64%     34.66%    34.55%    34.59%     34.58%
                                         -------------------------------------------------------------
Preferred dividend requirement                 311      311        932       931     1,243      1,243        $         $
                                         =============================================================



Earnings to Fixed Charges and Preferred Dividends represents the sum of Income Before Preferred Stock Dividends, Federal income taxes and Interest Charges (which is reduced by Allowance for Debt Funds Used During Construction), divided by Fixed Charges. Fixed Charges and Preferred Dividends consist of interest on long and short-term debt (which is not reduced by Allowance for Debt Funds Used During Construction), dividends on Preferred Stock on a pre-tax basis and Amortization of debt discount.

                  ELIZABETHTOWN WATER COMPANY AND SUBSIDIARIES             Exhibit 12
                Computation of Ratio of Earnings to Fixed Charges
                              (In Thousands Except Ratios)


                                            Three Months Ended Nine Months Ended  Twelve Months Ended
                                            September 30,       September 30,        September 30,
                                            1997     1996      1997       1996      1997       1996
EARNINGS:

Income before preferred stock dividends  $   7,982 $  4,911 $   16,729 $  12,870 $  20,614 $   16,446
Federal income taxes                         4,253    2,603      8,873     6,795    10,900      8,692
Interest charges                             4,003    3,058     12,518     8,853    16,469     11,642
                                         -------------------------------------------------------------
 Earnings available to cover fixed charges  16,238   10,572     38,120    28,518    47,983     36,780
                                         -------------------------------------------------------------

FIXED CHARGES:
Interest on long-term debt                   3,671    3,252     10,318     9,759    13,570     12,570
Other interest                                 293      753      2,060     1,714     2,986      2,368
Amortization of debt discount - net             89       88        267       264       365        345
                                         -------------------------------------------------------------
Total fixed charges                          4,053    4,093     12,645    11,737    16,921     15,283
                                         -------------------------------------------------------------

Ratio of Earnings to Fixed Charges            4.01     2.58       3.01      2.43      2.84       2.41
                                         =============================================================




Earnings to Fixed Charges represents the sum of Income Before Preferred Stock Dividends, Federal income taxes and Interest Charges (which is reduced by Allowance for Debt Funds Used During Construction), divided by Fixed Charges. Fixed Charges consist of interest on long and short-term debt (which is not reduced by Allowance for Debt Funds Used During Construction), and Amortization of debt discount.




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